Exhibit 99.2

NEWS RELEASE

American Oil & Gas to Present at Two Upcoming Investor Conferences
Denver, November 10, 2008 — American Oil & Gas Inc. (AMEX: AEZ) will be presenting at the Rodman & Renshaw Annual Global Investment Conference which will be held at the New York Palace Hotel in New York City on November 10th, 11th and 12th. American’s presentation will take place at 5:45 pm EST on Tuesday, November 11th. The presentation will be webcast live and will be available for 90 days thereafter at http://www.wsw.com/webcast/rrshq14/aez. This link will also be posted on the home page of American’s website.
American will also be presenting at the Houston Energy Financial Forum which will be held at the Houstonian Hotel in Houston, Texas, November 18th, 19th and 20th. American’s presentation will take place at 2:15 pm CST on Thursday, November 20th. The presentation will be webcast live and will be available for 90 days thereafter at http://www.omeda.com/cgi-win/ogfj.cgi?t=forum This link will also be posted on the home page of American’s website.
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184